Exhibit 10.5
Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan
Fee Deferral Election Agreement

ONLY COMPLETE THIS AGREEMENT IF YOU WISH TO
DEFER YOUR ANNUAL RETAINER FEE THAT IS PAYABLE IN COMMON STOCK
THIS FEE DEFERRAL ELECTION AGREEMENT (“Agreement”) is entered into pursuant to the provisions of the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan (“Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Non-Employee Directors Stock Compensation Deferral Plan.
1.    Fee Deferral Election. I hereby elect to defer receipt of the _______________% of Fees, paid to me by the Company after the date of this Agreement unless I supersede this deferral election with a new Agreement. This Agreement supersedes all of my prior deferral elections.
    2.    Designated Deferral Period. The Plan provides for a Designated Deferral Period. The Fees deferred pursuant to this Agreement that are credited to my Deferred Fee Stock Account will be paid or commence to be paid to me (or my Beneficiary), as applicable, within sixty (60) days following the date of my death or Termination.
3.    Method of Payment. I hereby elect that the distribution of the Fees deferred pursuant to this Agreement that are credited to my Deferred Fee Stock Account made on account of my Termination be paid as follows: (check one)
    in a single lump sum payment
OR in
    three substantially equal annual installments
I understand that Plan payments/distributions made on account of an Unforeseeable Emergency or my death will be made in a single lump sum payment.
4.    Deemed Investment of Deferred Fee Stock Account. I understand that each amount credited to my Deferred Fee Stock Account pursuant to this Agreement shall be deemed to be invested in Stock Units until payment/distribution of the balance of the subaccount relating thereto. I also understand that this deemed investment is merely a device used to determine the amount payable to me under the Plan and does not provide me with any rights or interests in any shares of Common Stock or any other particular funds, securities, or property of the Company or any of its affiliates. I also understand that my right to receive payments/distributions under the Plan makes me a general creditor of the Company with no greater right or priority than any other general creditor of the Company.

5.    Miscellaneous. I understand that this Agreement is subject to the terms, conditions, and limitations of the Plan, as in effect from time to time, in all respects and that, except as expressly permitted by the Plan, all elections made in this Agreement are irrevocable. I acknowledge that I have received, read and understand the Plan document. I agree to accept as final and binding all decisions and interpretations of the Plan Administrator and the Company relating to the Plan and this Agreement.

    ______________________    _____________________________
    Date    Signature

_____________________________
        Printed Name

Received and accepted on behalf of the Company on this ____ day of _____________, ______.

By: ______________________________________